Exhibit 5.1
[LETTERHEAD OF]
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
1050 Connecticut Avenue, NW
WASHINGTON, D.C.  20036-5306
(202) 955-8500
FACSIMILE: (202) 467-0539

January 27, 1998


Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95052-8119

Re:  Registration Statement on Form S-8 with respect to the Intel
     Corporation Special Deferred Compensation Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Intel Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $10,000,000 of general unsecured obligations (the "Obligations") of the Company to pay deferred compensation in the future in accordance with the Intel Corporation Special Deferred Compensation Plan ("the SDC Plan").

As your counsel, we have examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, and the records of certain corporate proceedings and actions taken and proposed to be taken by the Company in connection with the sale and issuance of the Securities under the SDC Plan.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Obligations being offered under the SDC Plan, when issued in accordance with the provisions of the SDC Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP